Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Carrizo Oil & Gas, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑221121 and No. 333-221122) on Form S-3 and registration statements (Nos. 333-218036, 333-196252, 333-181585, 333-162888, 333-137273, 333-116528, 333-55838, and 333-35245) on Form S-8 of Carrizo Oil & Gas, Inc. of our report dated February 27, 2017, with respect to the consolidated statements of operations, stockholders’ equity, and cash flows of Carrizo Oil & Gas, Inc. for the year ended December 31, 2016, which report appears in the December 31, 2018 annual report on Form 10‑K of Carrizo Oil & Gas, Inc.

/s/ KPMG LLP
Houston, Texas
February 28, 2019